Exhibit 99.3

RISK FACTORS

Any investment in our common stock involves a high degree of risk. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, our subsequent Quarterly Reports on Form 10-Q, and other documents that we subsequently file with the Securities and Exchange Commission, or the SEC. The risks and uncertainties described below, in our Annual Report on Form 10-K for the year ended December 31, 2012 and in our subsequent Quarterly Reports on Form 10-Q are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks described below actually occurs, our business, results of operations, financial condition and stock price could be materially adversely affected.

The risk factors set forth below supplement the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Risks Related to Our Common Stock

Our stock price has been and could remain volatile.

The market price for our common stock has been and may continue to be volatile. As the price of our common stock on the NASDAQ Global Market constantly changes, it is impossible to predict whether the price of our common stock will rise or fall. Trading prices of our common stock will be influenced by our financial conditions, operating results and prospects and by economic, financial and other factors, such as prevailing interest rates, interest rate volatility and changes in our industry and competitors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, could affect the price of shares of our common stock.

Future sales of substantial amounts of our common stock could affect the market price of our common stock.

Future sales of substantial amounts of our common stock, or securities convertible or exchangeable into shares of our common stock, into the public market whether by us or any of our security holders, including shares of common stock issued upon exercise of options or warrants, or the vesting of restricted stock units, or perceptions that those sales and/or conversions or exchanges could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital in the future.

Our common stock has relatively limited trading volume, and ownership of a large percentage is concentrated with a small number of shareholders, which could increase the volatility in our stock trading and dramatically affect our share price.

A large percentage of our common stock is held by a limited number of shareholders. If our larger shareholders decide to liquidate their positions, it could cause significant fluctuation in the share price of our common stock. Public companies with a relatively concentrated level of institutional shareholders, such as we have, often have difficulty generating trading volume in their stock.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Pursuant to the terms of our amended and restated certificate of incorporation and amended and restated bylaws, our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options or warrants, or the vesting of restricted stock units, or shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote, and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior preferential rights of holders of that preferred stock.

Preliminary interim data regarding assets under management and net flow growth is subject to change and may not be indicative of future results.

The preliminary interim data presented in “Our Business” is preliminary data regarding our assets under management as of August 31, 2013 and net flow growth for the months of July and August 2013, and may be subject to change and may not be indicative of final results for the quarter ending September 30, 2013, the full year ending December 31, 2013 or other future periods.